Exhibit 99.2

COFFEYVILLE RESOURCES, LLC ANNOUNCES EXPIRATION OF CONSENT PAYMENT

DEADLINE IN TENDER OFFER FOR ITS 9% FIRST LIEN SENIOR SECURED NOTES DUE 2015

SUGAR LAND, Texas (October 23, 2012)—CVR Energy, Inc. (NYSE: CVI) announced today that the consent deadline (the “Consent Expiration”) under the previously announced cash tender offer (the “Tender Offer”) by its wholly-owned subsidiary, Coffeyville Resources, LLC (“CRLLC”), to purchase for cash any and all of CRLLC’s outstanding 9% first lien senior secured notes due 2015 (the “Notes”) and related consent solicitation to eliminate most of the covenants, certain events of default applicable to the Notes and certain other provisions contained in the Indenture (the “Solicitation” and, together with the Tender Offer, the “Offer”) has expired.

Additionally, today CRLLC accepted for payment, and paid for, all Notes validly tendered and not validly withdrawn prior to the Consent Expiration, comprising $322,970,000 in aggregate principal amount (representing approximately 72.24%) of outstanding Notes. Pursuant to the Solicitation, CRLLC received consents from greater than a majority of the aggregate principal amount of the Notes (determined as provided for in the indenture governing the Notes) to amend, and has executed a supplemental indenture to, the indenture governing the Notes. After the purchase by CRLLC of all Notes validly tendered and not validly withdrawn prior to the Consent Expiration, $124,080,000 in aggregate principal amount of Notes remains outstanding.

Holders who validly tender Notes after the Consent Expiration and prior to 11:59 p.m., New York City time, on November 5, 2012, unless extended or earlier terminated by CRLLC in its sole discretion (the “Expiration Time”), will not receive the consent payment, but will be eligible to receive $1,042 per $1,000 of Notes tendered as the tender offer consideration on the final settlement date, which will occur promptly following the Expiration Time and is expected to be November 6, 2012. Accrued interest up to, but not including, the applicable payment date of the Notes will be paid in cash on all validly tendered (and not validly withdrawn) and accepted Notes. CRLLC will fund the purchase of the Notes tendered from proceeds received in a new financing transaction.

CRLLC also announced that it will redeem for cash, on November 23, 2012 (the “Redemption Date”), all Notes that remain outstanding after completion of the Tender Offer, at a redemption price of $1,067.50 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but not including, the Redemption Date. An official notice of redemption is being distributed to holders of the Notes beginning today.

The complete terms and conditions of the Tender Offer and the Solicitation are set forth in CRLLC’s Offer to Purchase and Consent Solicitation Statement dated October 9, 2012 (the “Offer to Purchase”) that was sent to holders of the Notes. Holders are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the Tender Offer and Solicitation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related Consents, and if they decide to do so, the principal amount of the Notes to tender.

Holders may obtain copies of the Offer to Purchase and the related Consent and Letter of Transmittal from the Information Agent for the Tender Offer and Solicitation, D.F. King & Co., Inc., at (800) 290-6427 (toll free).

Credit Suisse Securities (USA) LLC is the Dealer Manager and Solicitation Agent for the Tender Offer and Solicitation. Questions regarding the Tender Offer and Solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-2147 (collect).

None of CRLLC, the Dealer Manager and Solicitation Agent, the Information Agent or any other person makes any recommendation as to whether holders of Notes should tender their Notes or deliver the related Consents, and no one has been authorized to make such a recommendation.

This press release is for informational purposes only and does not constitute an offer to purchase, an offer to sell, a solicitation of an offer to purchase or sell, or a solicitation of consent with respect to any securities.

The Tender Offer and the Solicitation are being made solely pursuant to the Offer to Purchase and the related Consent and Letter of Transmittal. The Tender Offer and Solicitation are not being made to holders of Notes in any jurisdiction in which the making of or acceptance of a tender offer or consent solicitation would not be in compliance with the laws of such jurisdiction.

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About CVR Energy, Inc.

Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses operate independent refining assets in Coffeyville, Kan. and Wynnewood, Okla. with more than 185,000 barrels per day of processing capacity, a marketing network for supplying high value transportation fuels to customers through tanker trucks and pipeline terminals, and a crude oil gathering system serving Kansas, Oklahoma, western Missouri, southwestern Nebraska and Texas. In addition, CVR Energy subsidiaries own a majority interest in and serve as the general partner of CVR Partners, LP, a producer of ammonia and urea ammonium nitrate, or UAN, fertilizers.

Forward-Looking Statements

This news release contains forward-looking statements, including without limitation including statements related to the Tender Offer and the Solicitation, including the Expiration Time, the Consent Expiration and possible completion of the Tender Offer and Solicitation and a new financing transaction. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These risks and uncertainties may include, but are not limited to, the risk factors and other disclosures included in our Annual Report on Form 10-K for the year ended Dec. 31, 2011, and any subsequently filed quarterly reports on Form 10-Q. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof.

For further information, please contact:

Investor Relations:

Jay Finks

CVR Energy, Inc.

281-207-3588

InvestorRelations@CVREnergy.com

Media Relations:

Angie Dasbach

CVR Energy, Inc.

913-982-0482

MediaRelations@CVREnergy.com